EXHIBIT 3.1

FIRST AMENDMENT TO

AMENDED BYLAWS

OF

OPTIONS MEDIA GROUP HOLDINGS, INC.

The provisions of the Amended Bylaws of OPTIONS MEDIA GROUP HOLDINGS, INC., a Nevada corporation (the “Corporation”), are hereby amended as follows:

I.

Pursuant to the Amended Bylaws of the Corporation, the amendments herein set forth were unanimously approved by the directors of the corporation on the 19th day of September, 2008.

II.

The text of the Amended Bylaws of the Corporation is hereby amended as follows:

A.

Section 4.6 shall be deleted and the following inserted in lieu thereof:

Section 4.6.

Chief Executive Officer. The Chief Executive Officer of the Corporation shall have general and active management of the business and affairs of the Corporation subject to the directions of the Board, and shall preside at all meetings of the shareholders.

B.

Section 4.7 shall be deleted and the following inserted in lieu thereof:

Section 4.7.

President. The President shall be the chief operating officer of the Corporation and shall act whenever the chief executive officer shall be unavailable.

III.

This First Amendment to the Amended Bylaws shall supersede the provisions of the amended bylaws to the extent that those provisions are inconsistent with the provisions of this first amendment to amended bylaws.

IV.

Accept as specifically modified pursuant to this First Amendment to Amended Bylaws, the amended bylaws shall remain in full force and effect.

IN WITNESS WHEREOF, Options Media Group Holdings, Inc. has caused this First Amendment to Amended Bylaws to be executed by its Chief Executive Officer on this 19th day of Septebmer, 2008.

OPTIONS MEDIA GROUP HOLDINGS, INC.

By:
Scott Frohman, Chief Executive Officer